NEWS RELEASE

Silver Star Properties REIT, Inc. Names Veteran Self Storage Executive, Steve Treadwell, as its New Chief Executive Officer

HOUSTON — August 8, 2023 — Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”), a self-managed real estate investment trust that is currently repositioning into the self storage asset class and formally began its efforts to obtain a listing on an established exchange on April 19, 2023, today announced that self storage veteran, Steve Treadwell, will become Chief Executive Officer effective August 21, 2023.

Gerald Haddock, Chairman of the Executive Committee of Silver Star, stated, “We are thrilled to have Steve Treadwell join as CEO. This is a significant milestone for the Company as we continue to reposition our asset base into self-storage. As a corporate problem-solver, Steve will leverage his extensive self storage industry experience, his exceptional vision and his outstanding management skills to significantly accelerate our transition and help us strengthen our portfolio. I want to give a special thanks to David Wheeler, Michael Racusin, Lou Fox, and Alex Board who, with the expertise and diligence to drive our company forward, played a crucial role in bringing Steve to Silver Star.”

David Wheeler, Silver Star’s President, commented, “We have been diligently preparing the foundation for Steve’s arrival by generating cash for our transition through property sales which will be instrumental as we look to close on the refinancing of our SASB Loan around September 1st.”

Upon closing on its refinancing of the SASB Loan, the Company expects to have a loan to value ratio of approximately 50%; and upon the Company completing its repositioning, to have available around $400 million to invest in its repositioning and exchange listing process.

Haddock emphasized, “It is important that throughout our selling process that the management team has been adeptly dealing with the complexities of 1031 Exchange transactions in order to save tax dollars on the sale of assets. We believe Steve’s leadership and our refinancing will significantly advance our repositioning efforts.”

Steve Treadwell added, “I’m honored to have this unique opportunity to join the Silver Star team and lead the transition to a self storage strategy. We are well positioned to strengthen our balance sheet and consistently create value for our shareholders.”

Haddock concluded, “As soon as Steve settles in, I plan to host a Town Hall with him to discuss the Company’s future and to begin a cultural shift in Company communications. We will update investors and the public with the link to the Town Hall once we have posted it on our website.”

More about Steve Treadwell

Prior to joining Silver Star, Treadwell spent the last three years as CEO of SpareBox Storage, a pioneer in remote self storage management with over 100 locations across nine states. Prior to SpareBox, he spent six years with National Storage Affiliates (NSA), the publicly traded US-based self-storage REIT where he served in a variety of roles including Chief Operating Officer. Prior to NSA, Treadwell spent five years in finance and treasury management with ProLogis, the world’s largest industrial REIT. Steve began his career with the US Air Force, where he served for 11 years as an officer and instructor pilot in the C-21 Learjet and the KC-10 Tanker. He received his Bachelor of Science degree in Electrical Engineering at the United States Air Force Academy, a Master of Science degree in Aeronautical Engineering at the Massachusetts Institute of Technology and a Master’s in Business Administration degree at Harvard University.

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